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                                                                   Exhibit 99.1

                                  Press Release
                                  -------------

For additional information contact: Richard G. Johnson, Chief Financial Officer
- 201 329-7300.

Phibro Animal Health Corporation and Philipp Brothers Netherlands III BV extend expiration date of exchange offer for units consisting of their 13% Senior Secured Notes due 2007 until 5:00 p.m., New York City time, on March 9, 2005.

March 8, 2005: Ridgefield Park, New Jersey

   Phibro Animal Health Corporation (the "Company") and its wholly owned indirect subsidiary, Philipp Brothers Netherlands III B.V., announced today the extension until 5:00 p.m., New York City time, on March 9, 2005, of their offer to issue units consisting of their 13% Senior Secured Notes due 2007 registered under the Securities Act of 1933 in exchange for unregistered units consisting of their 13% Senior Secured Notes due 2007, as described in their Prospectus dated March 2, 2005, amending their Prospectus dated February 4, 2005. The terms of the new securities are substantially identical to those of the outstanding securities, except that the transfer restrictions and registration rights applicable to the outstanding securities do not apply to the securities to be issued in the exchange offer, which have been registered under the Securities Act of 1933. Approximately 99% of the outstanding securities have been tendered.

   HSBC Bank USA, National Association is the Exchange Agent for the exchange offer.

Company Description

   The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets

Philipp Brothers Netherlands III B.V.

   Philipp Brothers Netherlands III B.V., the Dutch issuer, is an indirect wholly-owned subsidiary of the Company and is incorporated under the laws of the Netherlands as a private company with limited liability. The Dutch issuer is a holding company formed to finance the operations of PAH Belgium, which owns and operates the Company's Rixensart, Belgium plant. Such plant uses fermentation processes to produce the active ingredients semduramicin and virginiamycin and conducts all of the Company's fermentation development activities.